1401 Eye Street NW, Suite 800, Washington, DC 20005   ●   (202) 783-3300

Exhibit 5.1

September 20, 2022

Board of Directors

HyreCar Inc.

915 Wilshire Avenue, Suite #1950

Los Angeles, California 90017

Gentlemen:

We are acting as counsel to HyreCar Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission relating to the resale of up to (i) 3,221,630 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share, upon the exercise of certain warrants (the “Warrants” and collectively with the Shares, the “Securities”) by the holders thereof (the “Holders”) and (ii) 3,221,630 Warrants by the Holders, each of which is named as a selling securityholder in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (ii) the Shares to be issued upon exercise of the Warrants will be delivered against payment of the applicable exercise price therefor and in accordance with the terms of the Warrant; and (iii) the Company will remain a Delaware corporation.

We assume for purposes of this opinion that each of the other parties under the Warrants is validly existing and in good standing under the laws of its respective jurisdiction of organization; that such Warrants have been duly authorized, executed and delivered by the applicable other party and constitutes the legal, valid and binding obligation of such other party enforceable against such other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such Warrants, with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such Warrants.

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Polsinelli PC, Polsinelli LLP in California

Board of Directors

September 20, 2022

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) as to the opinions given in paragraph (a), the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

(b) The Warrants constitute valid and binding obligations of the Company.

The opinions expressed in paragraph (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours

/s/ Polsinelli PC